Exhibit 10.1

January 2, 2013

Shelley B. Thunen

Dear Shelley:

This letter will confirm our offer of employment to you for the position of Chief Financial Officer, reporting to John McDermott, President & Chief Executive Officer at Endologix, Inc. The details of this offer are as follows:

Hire Date:	January 2, 2013

Salary:	An annual base salary of Two Hundred Seventy Five Thousand Dollars ($275,000) paid semi-monthly in the amount of Eleven Thousand Forty One Dollars and Sixty Seven Cents ($11,458.33).

Bonus:	Annual bonus target of forty five percent (45%) of base salary, based upon performance of annual corporate objectives. You must be a fulltime Endologix employee at the time when bonuses are paid.

Equity Participation:	Restricted Stock Units: Forty thousand (40,000) Restricted Stock Units granted on your first day of employment. The RSUs stock will vest in three milestone based tranches as follows:

(i)	Thirty percent (30%) of the RSUs shall vest upon Endologix achieving the first publicly issued financial guidance for the 2013 fiscal year following the Company’s second quarter 2013 earnings release.

(ii)	Thirty percent (30%) of the RSUs shall vest upon Endologix receiving approval from the FDA to sell the Ventana Product in the U.S.

(iii)	Forty percent (40%) of the RSUs shall vest upon Endologix receiving approval from the FDA to sell the Nellix Product in the U. S.

To the extent not vested on December 31, 2016, all RSUs shall vest on such date.

Stock Options: Sixty thousand (60,000) stock options granted on your first day of employment with an exercise price equal to the fair market value on such day. The stock options will vest 25% on the first anniversary of the date of your employment, and then in equal monthly installment over the following three years.

In a Change of Control, as such term is defined in the Endologix 2006 Stock Incentive Plan, all outstanding un-vested RSUs and stock options will immediately become fully vested.

Exhibit 10.1

You must be continually employed by Endologix from the commencement of your employment to achievement of the vesting event or attainment of the vesting date, to be entitled to vest such shares.

The RSUs and stock options will be issued under the Endologix 2006 Stock Incentive Plan, and except as expressly set forth in the applicable RSU and stock option award agreements, shall be subject to the general terms and terms and conditions thereof.

Group Benefits:
You will be eligible to participate in the company-sponsored insurance programs. Eligibility for you and your dependants is on the date of hire, following the return of all successfully completed enrollment applications.

401(k) Plan:
You will be eligible to participate in the Endologix 401(k) plan. Eligibility is on the employee’s date of hire, following the return of all successfully completed enrollment applications. You may contribute from 1 to 100% of your salary up to the annual limit of $17,000.00.

Employee Stock    You will be eligible to participate in the ESPP according to the standard Purchase Plan:    provisions of the plan which enables you to purchase stock at a 15%
discount.

Vacation:	You will be eligible for three weeks per full year accrued at a rate of 10 hours per month with a maximum accrual of 240 hours.

Employment        Endologix will provide you an Employment Agreement consistent with

Agreement:
those of other senior executive staff, which provides for certain benefits, including severance benefits. It is the Board’s intent to revise such Employment Agreement during the first quarter of 2013 to include terms and provisions consistent with peer companies.

Formal Review:	A formal performance review process will occur on an annual basis beginning January 1, 2014.

Employment:	This offer is good until December 31, 2012 and the terms of this offer are completely confidential in nature and may not be shared with any third party.

Endologix, Inc. abides by employment at-will, which permits Endologix to change the terms and conditions of employment with or without cause, but upon prior written notice to you in accordance with your Employment Agreement, including but not limited to termination, demotion, transfer, compensation, benefits, duties, and location of work. You are also free to quit at any time, with or without cause, but upon prior written notice to Endologix in accordance with your Employment Agreement. Neither this offer letter nor any other written or verbal communications are intended to create a guarantee of continued or long-term employment. All employment with Endologix is at-will. This offer is also contingent upon your signing and complying with the Confidentiality Agreement which will be provided during orientation and need to be signed and returned upon your first day of employment with the Company.

Among other terms, the Confidentiality Agreement contains a representation by you that you are not subject to any lawful agreements with any prior employer or other third party that would prevent you from accepting employment with Endologix or performing your obligations under that

Exhibit 10.1

Agreement. It also obligates you to preserve Endologix’ trade secrets and intellectual property, and forbids you from using or disclosing any trade secrets or intellectual property belonging to a previous employer or other third party. The Immigration Reform and Control Act of 1986 requires all new employees to provide proof of citizenship and/or right to work documentation within three (3) days from the commencement of employment.

This offer letter summarizes all of the key components of your proposed compensation and benefits.  We believe you can have a very positive impact at Endologix, while also achieving your individual career objectives. Please indicate your acceptance of this offer by signing both the original and duplicate copy of this letter. Please return the original for Endologix’ files and keep a copy for your files. We look forward to working with you in the years ahead.

Sincerely,	Agreed and Accepted,

/s/ John McDermott	/s/ Shelley B. Thunen
John McDermott                        Shelley B. Thunen
President & Chief Executive Officer